EXHIBIT 99

Rayonier Reports Fourth Quarter 2003 Earnings

JACKSONVILLE, Fla., JANUARY 28, 2004 – Rayonier (NYSE:RYN) today reported fourth quarter net income of $2.0 million, or 4 cents per share, compared to $8.1 million, or 19 cents per share, in third quarter 2003 and $12.9 million, or 31 cents per share, in fourth quarter 2002. Net income for full year 2003 was $50.0 million, or $1.16 per share, compared to $54.2 million, or $1.28 per share, in 2002.

Fourth quarter results were adversely affected by 3 cents per share for REIT conversion expenses and an estimated 6 cents per share due to a delay of some Northwest timber sales until 2004 to utilize the company’s new REIT status. Net income also included a tax benefit of 9 cents per share associated with the settlement of a foreign currency-denominated inter-company loan.

Third quarter 2003 results were impacted by 8 cents per share for REIT conversion costs. Fourth quarter 2002 results included 4 cents per share for disposition reserves, 5 cents per share for tax deficiency interest for prior year tax audits and 12 cents per share due to foreign-exchange related tax benefits.

Lee Nutter, Chairman, President and CEO said: “The big news for us in 2003 was converting to a REIT. We continue to be enthusiastic about opportunities the new structure provides for growing the company and increasing shareholder value. While it was a challenging year operationally, our strong cash flow enabled us to pay our regular dividend of $44 million as well as the $61 million cash portion of the special REIT dividend, reduce debt by $34 million and end the year with a cash balance of $21 million. Although we experienced continued strong demand for our higher value land and cellulose specialties products, earnings were impacted by soft timber markets and unusually high costs in our performance fibers business, particularly due to weather-related hardwood shortages. Looking ahead, we are encouraged by strengthening timber markets, cost improvements in performance fibers and price increases for cellulose specialties.”

Fourth quarter results were below third quarter largely due to lower land and performance fibers income, partially offset by increased timber, lumber and trading margins, and tax benefits.

Results were below fourth quarter 2002 primarily due to REIT conversion costs, lower performance fibers, timber and land income, and higher stock price-based incentive compensation expense, partially offset by stronger lumber results.

Sales of $272 million for the quarter were $4 million above third quarter but $15 million below fourth quarter 2002. Sales for the year were $1.1 billion, essentially in line with 2002.

Cash flow provided by operating activities for the year was $208 million compared to $253 million in 2002 due to lower operating results and increased pension and tax deposits, offset by lower interest. Adjusted EBITDA in 2003 was $268 million compared to $312 million in 2002. Free cash flow increased to $78 million from $62 million in 2002 as a result of lower mandatory debt payments. (Adjusted EBITDA and free cash flow are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.)

Debt at year-end was $618 million, resulting in a debt-to-capital ratio of 46.5 percent, 1.4 percentage points below year-end 2002 but, due to the effect of the special REIT dividend on shareholders’ equity, 1.6 percentage points above third quarter 2003.

Performance Fibers

Sales of $142 million were $10 million above third quarter primarily due to higher cellulose specialties volume. However, an operating loss of $6 million compared unfavorably to third quarter income of $2 million, principally due to higher raw material and manufacturing costs, partially offset by the increased cellulose specialties volume. Compared to fourth quarter 2002, sales increased $8 million as a result of higher volumes and stronger absorbent materials prices. Operating income, however, was lower by $12 million due to higher wood, chemical and manufacturing costs, partially offset by stronger absorbent materials prices.

Timber and Land

Sales of $47 million and operating income of $22 million were below third quarter by $12 million and $11 million, respectively, primarily as a result of lower land sales, partially offset by higher Northwest timber volumes and Southeast timber prices. Compared to fourth quarter 2002, sales and operating income decreased $16 million and $8 million, respectively, mainly due to lower land sales, the delayed Northwest timber sales and a decline in New Zealand timber volumes, partly offset by stronger Southeast timber prices and the favorable impact of balance sheet foreign exchange translation.

Wood Products

Sales of $41 million and operating income of $2 million improved $6 million and $3 million, respectively, compared to the third quarter, primarily because of higher lumber prices and volume. Compared to fourth quarter 2002, sales and operating income improved $11 million and $5 million, respectively, mainly due to higher lumber prices and lower manufacturing costs, partly offset by increased MDF manufacturing costs on a U.S. dollar basis.

Other Operations

Sales of $42 million were in line with third quarter while operating income of $1 million compared to an essentially break-even result. The improvement was mainly due to higher coal royalty income and improved trading margins. Compared to fourth quarter 2002, sales declined $17 million while operating income improved $2 million.

Other Items

Corporate expenses of $10.9 million were in line with third quarter reflecting lower REIT conversion expenses offset by higher stock price-based incentive compensation expense. Compared to fourth quarter 2002, corporate expenses increased $4 million mainly as a result of higher stock price-based incentive compensation expense and REIT conversion costs. Interest expense of $11.8 million was comparable to third quarter and $5.3 million below fourth quarter 2002 primarily due to tax deficiency interest of $3.5 million in that quarter and $37 million in lower average debt.

Tax benefits for the quarter included $4.4 million related to the appreciation of the New Zealand dollar. The unusually low annual effective tax rate of 10.4 percent compared to an estimated rate of 20.4 percent at the end of September 2003, and 21.3 percent for full year 2002.

REIT Conversion

On January 1, 2004, Rayonier began operating as a REIT. In anticipation of the conversion, the company paid a special taxable dividend to shareholders in December 2003 consisting of $61 million in cash and 6.35 million common shares. Total shares outstanding on a fully-diluted basis at year end were 50.2 million.

Additional REIT conversion costs, estimated at 10 cents per share, are expected in the first quarter. Also, the company will reverse deferred tax liabilities that will no longer be required as a result of the REIT conversion, estimated at $50-70 million ($0.99 to $1.38 per share).

Outlook

First quarter earnings, excluding the benefit from the deferred tax reversal, are expected to improve substantially compared to fourth and first quarter 2003, driven by higher land sales, improved cellulose specialties prices and lower performance fibers manufacturing costs. Cash provided by operating activities in the first quarter is expected to be $50-60 million, sufficient to fund discretionary capital expenditures and the anticipated $16 million increase in the quarterly dividend to $27.5 million (an estimated 56 cents per share). The company also expects to refinance $50 million of maturing medium-term notes in the first quarter with borrowings from the company’s undrawn $250 million bank credit facility.

“While we face challenges in our key businesses,” Nutter said, “continued strong demand for our cellulose specialty products and higher value properties, along with improving timber markets, should provide strong cash flow to fund our planned $110 million annual dividend.”

Per GAAP, prior period results have been restated to reflect the company’s 3 for 2 stock split in June 2003 and related increase in shares outstanding, but not for the special REIT dividend paid in December 2003.

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the 2003 Form 10-K with the Securities and Exchange Commission. Comments about anticipated demand, pricing, expenses, earnings and dividends are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for cellulose specialties, absorbent materials, timber or wood products; adverse weather conditions; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; the Company’s ability to satisfy complex rules in order to qualify as a REIT; and implementation or revision of governmental policies and regulations affecting the environment, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K/A on file with the Securities and Exchange Commission.

A conference call will be held on Thursday, January 29 at 4:15 p.m. EST to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available on the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5510.

For more information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

RAYONIER

FINANCIAL HIGHLIGHTS *

DECEMBER 31, 2003 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Profitability
Sales	$271.5	$267.6	$286.3	$1,100.9	$1,117.4
Operating income	$7.7	$21.7	$27.2	$102.6	$130.1
Income from continuing operations	$2.0	$8.1	$12.8	$50.0	$54.9
Discontinued operations	$—	$—	$0.1	$—	$(0.7)
Net income (after disc. ops)	$2.0	$8.1	$12.9	$50.0	$54.2
Diluted earnings per share:
Continuing operations	$0.04	$0.19	$0.31	$1.16	$1.30
Net income (after disc. ops)	$0.04	$0.19	$0.31	$1.16	$1.28
Operating income as a percent of sales	2.8%	8.1%	9.5%	9.3%	11.6%
ROE (annualized) (a)	1.6%	0.6%	6.5%	7.0%	7.7%

Capital Resources and Liquidity
Cash provided by operating activities	$35.4	$64.0	$48.9	$208.2	$252.9
Cash used for investing activities	$(31.9)	$(26.0)	$(19.6)	$(90.6)	$(76.7)
Cash from (used for) financing activities	$(68.8)	$1.5	$(98.2)	$(115.3)	$(241.9)
Adjusted EBITDA (b)	$46.1	$62.0	$76.5	$268.3	$311.6
Free cash flow (c)	$(5.4)	$26.4	$(55.5)	$78.2	$61.7
Repayment of debt, net	$0.8	$1.2	$88.3	$33.5	$213.2
Debt	$618.5	$620.4	$653.1	$618.5	$653.1
Debt / capital	46.5%	44.9%	47.9%	46.5%	47.9%

(a)	From continuing operations; major land sales and REIT conversion costs are not annualized.

(b)	Adjusted EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost basis of land sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule G.

(c)	Free cash flow is defined as cash provided by operating activities less net custodial capital spending, dividends at prior year level, required debt repayments and the tax benefit on the exercise of stock options. Free cash flow is a non-GAAP measure of cash generated during a period that was available for discretionary capital expenditures, increasing dividends above the prior year level, repurchasing the Company’s common shares and/or reducing debt within the period. Free cash flow is not necessarily indicative of the free cash flow that may be generated in future periods. See reconciliation on Schedule H.

*	Per GAAP, prior year earnings per share data have been restated to reflect the June 12, 2003 three-for-two stock split, but not for the December 19, 2003 E&P stock dividend.

-A-

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME *

DECEMBER 31, 2003 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Sales	$271.5	$267.6	$286.3	$1,100.9	$1,117.4

Costs and expenses
Cost of sales	249.2	231.8	251.0	950.6	948.4
Selling and general expenses	16.9	16.1	12.3	56.0	42.5
Other operating expense (income)	(2.3)	(2.0)	(6.9)	(8.3)	(6.3)
Provision for dispositions	—	—	2.7	—	2.7

Operating income	7.7	21.7	27.2	102.6	130.1

Interest expense	(11.8)	(12.1)	(17.1)	(48.7)	(62.4)
Interest and miscellaneous income (expense), net	(0.4)	0.8	0.9	1.9	2.1

Income from continuing operations before income taxes	(4.5)	10.4	11.0	55.8	69.8
Income tax (expense) benefit	6.5	(2.3)	1.8	(5.8)	(14.9)

Income from continuing operations	$2.0	$8.1	$12.8	$50.0	$54.9
Discontinued operations, net	—	—	0.1	—	(0.7)

Net income	$2.0	$8.1	$12.9	$50.0	$54.2

Net income per Common Share
Basic EPS
From continuing operations	$0.05	$0.19	$0.31	$1.18	$1.32

Net income (after disc. ops)	$0.05	$0.19	$0.31	$1.18	$1.30

Diluted EPS
From continuing operations	$0.04	$0.19	$0.31	$1.16	$1.30

Net income (after disc. ops)	$0.04	$0.19	$0.31	$1.16	$1.28

Weighted average Common Shares used for determining
Basic EPS	43,424,436	42,133,413	41,576,187	42,262,835	41,522,678

Diluted EPS	44,556,647	42,963,352	42,114,545	43,093,092	42,236,364

*	Per GAAP, prior year earnings per share data have been restated to reflect the June 12, 2003 three-for-two stock split, but not for the December 19, 2003 E&P stock dividend.

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

DECEMBER 31, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Sales
Performance Fibers
Cellulose specialties	$105.3	$94.3	$100.3	$378.4	$374.9
Absorbent materials	36.5	37.6	33.3	155.9	151.2

Total Performance Fibers	141.8	131.9	133.6	534.3	526.1

Timber and Land
Timber	38.5	32.5	48.3	153.1	171.8
Land	8.7	26.8	15.4	106.2	75.3

Total Timber and Land	47.2	59.3	63.7	259.3	247.1

Wood Products	41.3	35.6	30.5	138.3	137.5

Other Operations	42.2	41.6	59.3	171.5	216.1

Intersegment eliminations	(1.0)	(0.8)	(0.8)	(2.5)	(9.4)

Total sales	$271.5	$267.6	$286.3	$1,100.9	$1,117.4

Operating income (loss)
Performance Fibers	$(5.7)	$1.5	$6.7	$(2.6)	$35.6

Timber and Land
Timber	14.7	8.4	20.6	51.4	76.4
Land	6.8	23.7	9.4	87.2	47.3

Total Timber and Land	21.5	32.1	30.0	138.6	123.7

Wood Products	2.0	(1.2)	(3.4)	(4.8)	(9.1)

Other Operations	0.8	(0.2)	(1.3)	(0.3)	(3.0)

Provision for dispositions	—	—	(2.7)	—	(2.7)

Corporate	(10.9)	(11.0)	(6.9)	(34.8)	(21.9)
Intersegment eliminations and other (Including Corporate FX)	—	0.5	4.8	6.5	7.5

Total operating income	$7.7	$21.7	$27.2	$102.6	$130.1

-C-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

DECEMBER 31, 2003 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31, 2003	December 31, 2002
Assets
Current assets	$244.6	$228.8
Timber, timberlands and logging roads, net of depletion and amortization	994.8	1,023.2
Property, plant and equipment	1,414.5	1,387.4
Less accumulated depreciation	912.3	846.3

	502.2	541.1

Other assets	97.1	94.1

	$1,838.7	$1,887.2

Liabilities and Shareholders' Equity
Current liabilities	$147.3	$172.9
Deferred income taxes	121.8	110.2
Long-term debt	614.9	649.6
Non-current reserves for dispositions and discontinued operations	140.2	146.3
Other non-current liabilities	103.4	98.5
Shareholders' equity	711.1	709.7

	$1,838.7	$1,887.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	2003	2002
Cash provided by operating activities:
Income from continuing operations	$50.0	$54.9
Depreciation, depletion, amortization and non-cash cost basis of land sold	163.8	179.4
Other non-cash items included in income	7.3	7.7
Changes in working capital and other assets and liabilities	(12.9)	10.9

	208.2	252.9

Cash used for investing activities:
Capital expenditures, net of sales and retirements	(85.2)	(76.7)
Purchase of assets previously leased	(5.4)	—

	(90.6)	(76.7)

Cash used for financing activities:
Repayment of debt, net	(33.5)	(213.2)
Dividends paid, shares issued, net	(81.8)	(28.7)

	(115.3)	(241.9)

Cash provided by discontinued operations	—	70.5

Effect of exchange rate changes on cash	0.2	—

Cash and cash equivalents:
Increase in cash and cash equivalents	2.5	4.8
Balance, beginning of year	18.9	14.1

Balance, end of period	$21.4	$18.9

-D-

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

DECEMBER 31, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Geographical Data (Non-U.S.)
Sales
New Zealand	$22.6	$23.0	$29.2	$86.1	$86.7
Other	2.6	1.7	7.9	11.8	41.2

Total	$25.2	$24.7	$37.1	$97.9	$127.9

Operating income (loss)
New Zealand	$(0.3)	$0.6	$5.4	$3.5	$9.3
Other	0.8	(0.6)	2.7	(0.7)	1.8

Total	$0.5	$—	$8.1	$2.8	$11.1

Timber
Sales
Northwest U.S.	$14.2	$8.9	$17.8	$58.4	$64.7
Southeast U.S.	18.7	18.3	21.6	74.7	85.9
New Zealand	5.6	5.3	8.9	20.0	21.2

Total	$38.5	$32.5	$48.3	$153.1	$171.8

Operating income (loss)
Northwest U.S.	$5.0	$1.6	$12.0	$26.5	$44.3
Southeast U.S.	7.6	4.0	7.7	19.7	26.9
New Zealand	2.1	2.8	0.9	5.2	5.2

Total	$14.7	$8.4	$20.6	$51.4	$76.4

Adjusted EBITDA by Segment
Performance Fibers	$14.4	$21.9	$28.7	$76.1	$114.1
Timber and Land	35.8	48.1	51.7	210.0	209.6
Wood Products	5.8	2.3	(0.1)	8.6	4.1
Other Operations	1.1	(0.1)	0.3	0.5	0.2
Corporate and other	(11.0)	(10.2)	(4.1)	(26.9)	(16.4)

Total	$46.1	$62.0	$76.5	$268.3	$311.6

-E-

RAYONIER

SELECTED OPERATING INFORMATION

DECEMBER 31, 2003 (unaudited)

	Three Months Ended			Year Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	121	109	116	435	435
Absorbent materials, in thousands of metric tons	64	62	59	273	267
Production as a percent of capacity	89.0%	97.6%	99.9%	96.6%	98.6%

Timber and Land
Sales volume—Timber
Northwest U.S., in millions of board feet	47	34	66	225	252
Southeast U.S., in thousands of short green tons	1,036	1,150	1,284	4,524	4,881
New Zealand, in thousands of metric tons	186	187	273	632	805

Timber sales volume—Intercompany
Northwest U.S., in millions of board feet	—	—	2	—	38
Southeast U.S., in thousands of short green tons	24	19	16	48	37
New Zealand, in thousands of metric tons	41	40	21	126	60
Acres sold	2,728	5,744	6,704	40,595	44,256

Wood Products
Lumber sales volume, in millions of board feet	88	78	73	310	325
Medium-density fiberboard sales volume, in thousands of cubic meters	46	49	46	177	163

-F-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

DECEMBER 31, 2003 (unaudited)

(millions of dollars)

	Performance	Timber and	Wood	Other	Corporate
	Fibers	Land	Products	Operations	and other	Total
Adjusted EBITDA

Three Months Ended
December 31, 2003
Cash provided by operating activities	$21.8	$37.2	$9.1	$(5.7)	$(27.0)	$35.4
Income tax expense	—	—	—	—	(6.5)	(6.5)
Interest expense	—	—	—	—	11.8	11.8
Working capital increases (decreases)	(7.4)	(5.7)	(3.2)	8.6	19.2	11.5
Other balance sheet changes	—	4.3	(0.1)	(1.8)	(8.5)	(6.1)

Adjusted EBITDA	$14.4	$35.8	$5.8	$1.1	$(11.0)	$46.1

September 30, 2003
Cash provided by operating activities	$14.4	$63.7	$2.6	$(0.5)	$(16.2)	$64.0
Income tax expense	—	—	—	—	2.3	2.3
Interest expense	—	—	—	—	12.1	12.1
Working capital increases (decreases)	7.9	(11.0)	(0.2)	0.4	(14.8)	(17.7)
Other balance sheet changes	(0.4)	(4.6)	(0.1)	—	6.4	1.3

Adjusted EBITDA	$21.9	$48.1	$2.3	$(0.1)	$(10.2)	$62.0

December 31, 2002
Cash provided by operating activities	$26.6	$45.7	$1.5	$4.8	$(29.7)	$48.9
Income tax expense	—	—	—	—	(1.8)	(1.8)
Interest expense	—	—	—	—	17.1	17.1
Working capital increases (decreases)	2.2	4.3	(1.7)	(3.8)	(0.1)	0.9
Other balance sheet changes	(0.1)	1.7	0.1	(0.7)	10.4	11.4

Adjusted EBITDA	$28.7	$51.7	$(0.1)	$0.3	$(4.1)	$76.5

Year Ended
December 31, 2003
Cash provided by operating activities	$73.3	$230.7	$8.7	$—	$(104.5)	$208.2
Income tax expense	—	—	—	—	5.8	5.8
Interest expense	—	—	—	—	48.7	48.7
Working capital increases (decreases)	3.4	(18.1)	0.2	1.9	29.4	16.8
Other balance sheet changes	(0.6)	(2.6)	(0.3)	(1.4)	(6.3)	(11.2)

Adjusted EBITDA	$76.1	$210.0	$8.6	$0.5	$(26.9)	$268.3

December 31, 2002
Cash provided by operating activities	$118.0	$210.2	$1.4	$11.1	$(87.8)	$252.9
Income tax expense	—	—	—	—	14.9	14.9
Interest expense	—	—	—	—	62.4	62.4
Working capital increases (decreases)	(12.7)	3.1	3.2	(7.8)	8.4	(5.8)
Other balance sheet changes	8.8	(3.7)	(0.5)	(3.1)	(14.3)	(12.8)

Adjusted EBITDA	$114.1	$209.6	$4.1	$0.2	$(16.4)	$311.6

*	Unusual, non-trade intercompany items between the segments have been eliminated.

-G-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

DECEMBER 31, 2003 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Free cash flow
Cash provided by operating activities	$35.4	$64.0	$48.9	$208.2	$252.9
Custodial capital spending, net	(28.6)	(18.1)	(16.1)	(75.9)	(65.6)
Purchase of assets previously leased	—	(5.4)	—	(5.4)	—
Dividends at prior year level	(10.2)	(10.1)	(10.0)	(40.4)	(39.9)
Required debt repayments *	(0.8)	(1.2)	(78.3)	(3.5)	(83.2)
Tax benefit on exercise of stock options	(1.2)	(2.8)	—	(4.8)	(2.5)

Free cash flow	$(5.4)	$26.4	$(55.5)	$78.2	$61.7

* The required repayments represent debt that matured and was paid during the period. In addition to the required payments, the Company made discretionary debt repayments as indicated below:

Discretionary debt repayments	$—	$—	$10.0	$30.0	$130.0

Custodial capital spending, net
Capital expenditures, net of sales and retirements	$31.9	$20.6	$19.6	$85.2	$76.7
Discretionary capital expenditures	(3.3)	(2.5)	(3.5)	(9.3)	(11.1)

Custodial capital spending, net *	$28.6	$18.1	$16.1	$75.9	$65.6

*	Custodial Capital Spending, net, a non-GAAP measure, is defined as capital expenditures, net of retirements, required to maintain the Company's current earnings level over the cycle and to keep facilities and equipment in safe and reliable condition as well as in compliance with regulatory requirements.

-H-